  EXHIBIT 99.1

August 13, 2025

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Delivering On Our Mission

The Federal Home Loan Banks serve a critical role as part of the infrastructure that underpins the nation’s economy, providing reliable and on-demand access to our cost-efficient funding for America’s local lenders. This funding enhances our members’ ability to make the loans that support small businesses, create jobs and open doors to homeownership opportunities.  By bringing equal access to the capital markets to financial institutions of all sizes, the FHLBanks ensure that our members have the tools they need to serve their customers and communities.

On July 23, we announced our Operating Highlights for the second quarter of 2025, reflecting our continued commitment to successfully delivering on this mission to provide consistent access to funding to our members. We reached the halfway point of the year with $105 billion in loans out to these members and our results were strong, recording quarterly earnings of $153.1 million for our cooperative.  This solid performance was seen throughout the FHLBank System, with $743 billion in funding flowing out to members in communities across the country at quarter-end.

The Reach of Our Resources

Just a few days after releasing our second quarter results, we announced the upcoming launch of the 2025 Small Business Recovery Grant Program. This September, we will once again make $5 million in grant funding available to our members to support local small businesses, farms and non-profits across our region. Since 2020, we have awarded $24 million in Small Business Recovery Grant Program grants, and this new round of funding will continue to position us to partner with our members to make a positive and lasting impact in the communities we serve.

We are also proud to partner with our members on our flagship housing offering, the Affordable Housing Program. Each year, the FHLBNY – like our fellow FHLBanks – allocates at least 10 percent of our income to fund initiatives that support the creation and preservation of affordable housing opportunities for lower income households. This funding is awarded in grants to members that submit applications on behalf of project sponsors that are planning to purchase, rehabilitate or build affordable homes.  Later this month, we will announce the 2025 Affordable Housing Program awards – a record round with more than $86 million in grants. This is in addition to the record $38 million in funding we have made available this year through our suite of Homebuyer Dream Program offerings – our grant programs that directly support homeownership opportunities. For more information on how your institution can participate in our programs, our members can contact our Relationship Managers at (212) 441-6700.

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The Affordable Housing Program, Homebuyer Dream Program and Small Business Recovery Grant Program, like all of our housing and community development programs, are funded directly from our earnings, positioning the FHLBNY to turn our income into impact, in partnership with our members. This partnership is shared across the FHLBanks, as reflected in the Federal Home Loan Bank System’s 2024 Impact Report.

The Member Story

The power of this partnership is seen throughout a recent news release from our member, Ponce Bank.  In its announcement, Ponce Bank Achieves Outstanding CRA Rating with Support from Federal Home Loan Bank of New York, Ponce highlights the various FHLBNY products and programs it has accessed to support this incredible achievement.  As Ponce Bank’s president and CEO, Carlos Naudon, stated in the announcement: “Thanks to FHLBNY’s resources, we’ve been able to enhance our efforts to provide affordable housing solutions, financial education, and essential community development support to those who need it most.”

Ponce Bank utilizes a wide range of FHLBNY offerings, from our Homebuyer Dream Program, which helps Ponce Bank empower first-time homebuyers, to our Community Investment Program funds, which facilitate targeted investments in and loans to affordable housing initiatives.  In addition to participating in our housing and community development programs, Ponce Bank accesses our liquidity to support its lending activities, grow its business and manage its balance sheet.  We are proud to be a reliable partner, and congratulate Ponce Bank on achieving this significant recognition.

Indeed, this is how the Federal Home Loan Banks are designed to work: when we deliver on our foundational liquidity mission, there are ripple effects that are felt throughout the housing finance ecosystem.  Our broadest impact is made through that delivery of liquidity, but the delivery of that liquidity provides the earnings that enhance our ability to make more targeted contributions in those communities through our housing and community development programs.

While an Outstanding Community Reinvestment Act rating is a singular achievement, all of our members – and each of the 6,500 FHLBank System members across the country – have equal access to the same credit products and grant programs that Ponce Bank highlights in its release, and partner with their FHLBank to drive local economic growth.  Ours is a mission that strengthens every community across the country.  From housing and job growth to broader financial stability, when the FHLBanks execute on our mission, we all benefit.

2025 Director Elections Now Underway

Our Board of Directors plays a key role in our ability to execute on this mission. Last month, we opened the nomination period for our 2025 Director Election with a deadline of August 13 for all nominations. This year, three Directorships – one seat representing our New Jersey members, one seat representing our Puerto Rico/U.S. Virgin Islands members, and one Districtwide Independent Director seat – will be up for election for four-year terms commencing on January 1, 2026.  We expect to send our ballots out to eligible voting members in October, with the results announced in November.

Like the FHLBNY itself, our Board consists of a talented group of dedicated individuals that benefits from a wide range of backgrounds and experiences. Your participation in this year’s Director election process is greatly appreciated, and will help continue to keep the Board and the FHLBNY strong.  If you have any questions, please contact our associate general counsel, Ronald Crawley, at Legal@fhlbny.com.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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